Exhibit 99.1

For Immediate Release

August 4, 2020

Company Contact: Daniel P. Blasi Vice President, Investor Relations dan.blasi@broadstone.com 585.287.6504

Broadstone Net Lease, Inc. Reports 2020 Second-Quarter Results and Provides Further Update on Impacts of the COVID-19 Pandemic

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL,” ”we,” “our,” or ”us”), an internally-managed real estate investment trust (“REIT”), today announced operating results for the quarter ended June 30, 2020, and provided an update on the impacts of the COVID-19 pandemic on its business and results of operations. All per share amounts presented in this press release are on a diluted per share basis unless stated otherwise.

FINANCIAL RESULTS

	For the three months ended		For the six months ended
	June 30,		June 30,
(in thousands, except per share data)	2020	2019	2020	2019
Revenues	$80,371	$69,053	$158,602	$137,483

Net income, including non-controlling interests	$17,098	$17,342	$28,946	$32,364
Net earnings per diluted share	$0.57	$0.70	$0.98	$1.32

FFO	$56,485	$39,842	$94,057	$78,791
FFO per diluted share	$1.89	$1.60	$3.19	$3.22

AFFO	$46,056	$34,637	$87,124	$68,806
AFFO per diluted share	$1.54	$1.39	$2.96	$2.81

Diluted Weighted Average Shares Outstanding	29,912	24,941	29,482	24,507

SECOND QUARTER HIGHLIGHTS

-

As compared to the three months ended June 30, 2019, revenues increased by 16.4%, net income decreased by 1.4%, adjusted funds from operations (“AFFO”) increased by 33.0%, and AFFO per diluted share increased by 10.8%.

-

Resolved all active tenant requests for rent relief received to date, agreeing to short-term partial deferrals with 14 tenants and a partial rent abatement with one tenant, whose combined annualized base rents[1] (“ABR”) represent 9.7% of our total June ABR, compared with total requests received from 59 tenants whose total base rents represented 33.7% of June ABR.

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Maintained strong portfolio metrics in the midst of the COVID-19 pandemic, collecting approximately 93.0% of second quarter base rents due, prior to taking into account any agreed-upon COVID-19 rent relief. Amounts associated with partial rent deferrals and the abatement represented approximately 3.0% and 1.1% of total uncollected contractual base rents due as of June 30, 2020, respectively. The remaining 2.9% related to amounts due from Art Van Furniture, LLC (“Art Van”), which filed for bankruptcy.

-	As of quarter end, 99.6% of our properties were subject to a lease and were 99.5% occupied (based on rentable square footage).
-

Successfully re-tenanted six of the ten properties previously leased to Art Van under new long-term leases with American Signature, Inc., which will operate the sites under its Value City Furniture brand.

-	Sold three properties for net proceeds of $10.0 million, recognizing a gain of $1.0 million above net book value.
-	Repaid a net $105 million on our senior unsecured revolving credit facility, resulting in lower leverage while maintaining financial flexibility.

Revenues

The 16.4% increase in revenues for the three months ended June 30, 2020, compared to the three months ended June 30, 2019, was primarily attributable to the growth in our real estate portfolio, which was achieved through accretive property acquisitions and continued strong portfolio operating performance. In 2019, we significantly increased the size of our portfolio, adding 74 new properties at a price of approximately $1.0 billion, excluding capitalized acquisition costs. We collected approximately 93.0% of base rents due (prior to taking into account any COVID-19 rent relief) during the three months ended June 30, 2020, and maintained greater than 99% occupancy (based on rentable square footage). As of June 30, 2020, the ABR weighted average annual rent increases on our properties was 2.1%.

As discussed below, a portion of our tenants requested rent deferrals in light of the impact of the COVID-19 pandemic on their businesses. In circumstances where we agreed to a rent deferral that is to be repaid over a period of time, and where the deferral of payments made no substantive changes to the total consideration in the original contract, we will continue to recognize the same amount of GAAP lease revenue each period to the extent the amounts are probable of collection.

Net Income

For the three months ended June 30, 2020, compared to the three months ended June 30, 2019, net income decreased by 1.4%, primarily due to a $14.6 million increase in depreciation and amortization expense associated with a larger real estate portfolio, a $2.8 million increase in interest expense associated with incremental borrowings used to partially fund our real estate acquisitions and the transaction that we completed on February 7, 2020 whereby we internalized the external management functions previously performed by our sponsor and external manager, Broadstone Real Estate, LLC (the “Internalization”), and a $1.7 million decrease in gains on sale of real estate. These factors were partially offset by revenue growth of $11.3 million and the impact of a $6.3 million adjustment to the fair value of our earnout liability in 2020 with no comparable adjustment in the prior year. In addition, as a result of the Internalization, increased general and administrative expenses of $4.3 million were offset by $7.3 million lower asset management and property management fees.

GAAP net income includes items such as gain or loss on sale of real estate and provisions for impairment, among others, which can vary from quarter to quarter and impact period-over-period comparisons. These fluctuations, combined with the increase in our weighted average shares outstanding, contributed to the $0.13 decrease in net earnings per diluted share for the three months ended June 30, 2020.

Adjusted Funds From Operations (AFFO)

The 33.0% increase in AFFO during the three months ended June 30, 2020, as compared to the same period in 2019, was primarily driven by revenue growth, which resulted from rent escalations associated with our same property portfolio, accretive acquisitions and strong portfolio operating performance, as well as decreased asset and property management fees as a result of terminating the associated agreements in connection with the Internalization, discussed above. These factors were partially offset by increased general and administrative expense related to incremental compensation and related costs associated with an internalized management structure, combined with increased interest expense associated with incremental borrowings. We are realizing the cost savings associated with being internally managed. During the first six months of 2020, amounts incurred for general and administrative expenses were approximately $5.1 million less than the combined asset and property management fees that we would have paid under our previous external management structure. Approximately $3.5 million of these savings were realized during the second quarter of 2020, our first full quarter operating under an internally managed structure.

The $0.15 increase in AFFO per diluted share during the three months ended June 30, 2020, was primarily due to the factors discussed above, partially offset by an increase in BNL’s weighted average shares outstanding resulting from the continued equity raises associated with our deleveraging plans subsequent to our Industrial Portfolio acquisition in the third quarter of 2019, combined with the common shares and OP Units issued in conjunction with the Internalization in February 2020. The cost savings associated with an internalized management structure, combined with continued positive operating performance, more than offset the dilutive effect of the higher share count as compared to the second quarter of 2019. We expect this accretion will continue to increase as we grow our portfolio and recognize economies of scale.

COVID-19 PANDEMIC UPDATE

We continue to monitor the impact of the COVID-19 pandemic and its associated economic and market disruptions on our business, including our results of operations, liquidity and capital resources, and stockholder value. The most direct impact of the pandemic has manifested itself in the form of tenant requests for potential rent relief.

On July 13, 2020, we issued a press release discussing the status of tenant requests for rent relief we received as a result of the COVID-19 pandemic, as well as June and July rent collection statistics, which are updated as follows.

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We collected 93.0% of June base rents receivable. Of the remainder, 2.9% related to amounts due from Art Van, which filed for bankruptcy. The remainder related to base rents that we agreed to partially defer or partially abate in response to tenant requests for rent relief.

-	As of the date of this release, we have collected approximately 96.5% of July contractual base rents due and 100% of amounts that were due in July under deferred rent agreements.

REAL ESTATE PORTFOLIO UPDATE

As of June 30, 2020, we owned a diversified portfolio of 632 individual net leased commercial properties located in 41 U.S. states and one property located in British Columbia, Canada, and comprising approximately 27.4 million rentable square feet of operational space. As of June 30, 2020, all but seven of our properties were subject to a lease, and our properties were occupied by 182 different commercial tenants, with no single tenant accounting for more than 2.5% of ABR. Properties under leases represent 99.6% of our portfolio’s rentable square footage. The ABR weighted average annual minimum rent increases on properties in the portfolio as of June 30, 2020, was 2.1%.

During the three months ended June 30, 2020, we sold three properties at a weighted average capitalization rate of 6.8%, for net proceeds of $10.0 million, and recognized a gain on disposal of $1.0 million. For the six months ended June 30, 2020, we sold 13 properties representing 1.1% of our December 31, 2019 gross asset value, at a weighted average capitalization rate of 6.7%, for net proceeds of $45.4 million, and recognized a gain on disposal of $8.7 million. We did not acquire any properties during the second quarter of 2020.

CAPITAL MARKETS ACTIVITIES

Due to the economic uncertainty and evolving circumstances related to the COVID-19 pandemic and the potential for further tenant requests for rent relief, we continue to evaluate all options for strengthening our liquidity position. As previously disclosed, we bolstered our liquidity profile and cash on hand position at the end of the first quarter of 2020, partially through additional borrowings on our revolving credit facility. Given the strength of our rent collections, better-than-expected liquidity in the financial markets, and careful expense management, we repaid a net $105 million on our senior unsecured revolving credit facility during the second quarter, resulting in lower leverage while maintaining financial flexibility. Cash and cash equivalents and restricted cash totaled $9.8 million as of June 30, 2020.

Additionally, $240 million of unsecured term loan borrowings were set to mature in August 2020. We exercised our first of two available options to extend the loan maturity for a period of six months, effective as of August 2, 2020.

DETERMINED SHARE VALUE

At its August 4, 2020, meeting, our board of directors voted to retain the determined share value (“DSV”) at $82.00 per share until October 30, 2020. The DSV is established in good faith by the board of directors based upon the net asset value (“NAV” or “Private Enterprise NAV”) of our portfolio, input from management and third-party consultants, and such other factors as the board of directors may determine to be appropriate in the circumstances. As of June 30, 2020, the Company’s Private Enterprise NAV was $82.28 per share, and its Real Estate NAV, which excludes goodwill, was $71.06 per share. The Company’s NAV calculation as of June 30, 2020, was calculated using its established valuation process, starting with an estimate of the fair value of the properties in the portfolio as of that date based upon, among other factors, the implied market price for each asset based upon a review of market capitalization rates. Given the current economic downturn and significant reduction in real estate transactions in the wake of the COVID-19 pandemic, it is difficult for the Company to obtain or utilize meaningful comparable sales data as part of its valuation process. Management expects this will continue to be the case for several calendar quarters. In estimating the fair value of its real estate assets as of June 30, 2020, the Company considered that the COVID-19 pandemic most significantly impacted tenants leasing properties for casual dining restaurants, retail furniture outlets, and corporate offices, and on a case by case basis, reduced its fair value estimate for certain of these properties as part of the determination of NAV. The board of directors will continue to utilize all available valuation information when setting the DSV in future periods as the impacts of the COVID-19 pandemic on real estate asset values continues to unfold.

DISTRIBUTIONS

In light of the economic uncertainty and rapidly evolving circumstances related to the COVID-19 pandemic and then-current tenant rent relief requests, to preserve cash, strengthen our liquidity position, and manage our overall leverage profile, in May 2020 our board of directors determined that we would temporarily suspend our monthly distribution. At its August 4, 2020 meeting, the board of directors undertook a full review of our rent collection results for the second quarter of 2020, preliminary collection results for July 2020, our outlook for collections in future months, and our overall liquidity position. Based on our strong collection results and operating performance, the board voted to reinstate a distribution, announcing that the Company would transition to quarterly distribution payments beginning with the quarter ended September 30, 2020. With the continued uncertainty surrounding the COVID-19 pandemic’s long term impact to our tenants, and the recent resurgence in certain geographical hot spots, the board set a $0.54 distribution per common share and OP Unit to stockholders and OP Unit holders of record as of September 30, 2020, payable on or before October 15, 2020. The Company believes this quarter’s distribution is also an incrementally important step towards ensuring the Company satisfies its REIT distribution requirements for the year ended December 31, 2020.

About Broadstone Net Lease, Inc.

Broadstone Net Lease, Inc. (“BNL”) is an internally-managed REIT that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. We utilize an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting. As of June 30, 2020, BNL’s diversified portfolio consisted of 632 properties in 41 U.S. states and one property in Canada across the industrial, healthcare, restaurant, office, and retail property types, with an aggregate gross asset value of approximately $4.0 billion. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “would be,” “believe,” “continue,” or other similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to the COVID-19 pandemic and its related impacts on us and our tenants, general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, the availability of capital to finance planned growth, and BNL’s success in its deleveraging efforts, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of BNL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which we filed with the SEC on February 27, 2020, and updated in BNL’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which we filed with the SEC on May 7, 2020. These documents, which you are encouraged to read, are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. BNL assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. A reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

1 We calculate ABR as annualized contractual cash rent due for the last month of the reporting period (excluding the impacts of short-term rent deferrals and abatements agreed to as a result of COVID-19 tenant requests for rent relief, discussed above), adjusted to remove rent from properties sold during the month and to include a full month of contractual cash rent for properties acquired during the month.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	June 30, 2020	December 31, 2019
Assets
Accounted for using the operating method, net of accumulated depreciation	$3,346,792	$3,415,400
Accounted for using the direct financing method	30,953	41,890
Investment in rental property, net	3,377,745	3,457,290
Cash and cash equivalents	9,241	12,455
Accrued rental income	90,545	84,534
Tenant and other receivables, net	5,045	934
Prepaid expenses and other assets	9,819	12,613
Interest rate swap, assets	—	2,911
Goodwill	339,769	—
Intangible lease assets, net	298,741	331,894
Debt issuance costs – unsecured revolving credit facility, net	1,782	2,380
Leasing fees, net	11,368	12,847
Total assets	$4,144,055	$3,917,858

Liabilities, mezzanine equity and equity
Unsecured revolving credit facility	$248,300	$197,300
Mortgages and notes payable, net	109,512	111,793
Unsecured term notes, net	1,673,092	1,672,081
Interest rate swap, liabilities	85,678	24,471
Earnout liability	37,975	—
Accounts payable and other liabilities	25,550	37,377
Accrued interest payable	4,144	3,594
Intangible lease liabilities, net	83,157	92,222
Total liabilities	2,267,408	2,138,838

Commitments and contingencies (See Note 16)

Mezzanine equity
Common stock, 781 shares issued and outstanding at June 30, 2020	66,376	—
Non-controlling interests	112,159	—
Total mezzanine equity	178,535	—

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 80,000 shares authorized, 26,077 and 26,001 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	26	26
Additional paid-in capital	1,899,751	1,895,935
Cumulative distributions in excess of retained earnings	(229,531)	(208,261)
Accumulated other comprehensive loss	(78,613)	(20,086)
Total Broadstone Net Lease, Inc. stockholders’ equity	1,591,633	1,667,614
Non-controlling interests	106,479	111,406
Total equity	1,698,112	1,779,020
Total liabilities, mezzanine equity and equity	$4,144,055	$3,917,858

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019
Revenues
Lease revenues, net	$80,371	$69,053	$158,602	$137,483

Operating expenses
Depreciation and amortization	39,921	25,287	71,140	49,597
Asset management fees	—	5,318	2,461	10,438
Property management fees	—	1,935	1,275	3,820
Property and operating expense	4,190	3,252	8,305	7,642
General and administrative	5,700	1,389	11,542	2,492
Provision for impairment of investment in rental properties	534	—	2,667	1,017
Total operating expenses	50,345	37,181	97,390	75,006

Other income (expenses)
Interest income	11	—	20	1
Interest expense	(19,513)	(16,732)	(40,504)	(32,560)
Cost of debt extinguishment	—	(8)	(22)	(721)
Gain on sale of real estate	1,046	2,787	8,665	4,187
Income taxes	(402)	(305)	(951)	(748)
Internalization expenses	(389)	(272)	(1,594)	(272)
Change in fair value of earnout liability	6,321	—	2,144	—
Other losses	(2)	—	(24)	—
Net income	17,098	17,342	28,946	32,364
Net income attributable to non-controlling interests	(1,745)	(1,208)	(2,777)	(2,292)
Net income attributable to Broadstone Net Lease, Inc.	$15,353	$16,134	$26,169	$30,072

Weighted average number of common shares outstanding
Basic	26,856	23,204	26,691	22,770
Diluted	29,912	24,941	29,482	24,507
Net earnings per common share
Basic and diluted	$0.57	$0.70	$0.98	$1.32
Comprehensive income (loss)
Net income	$17,098	$17,342	$28,946	$32,364
Other comprehensive loss
Change in fair value of interest rate swaps	(6,056)	(23,178)	(64,118)	(35,802)
Realized gain on interest rate swaps	(41)	(41)	(83)	(122)
Comprehensive income (loss)	11,001	(5,877)	(35,255)	(3,560)
Comprehensive (income) loss attributable to non-controlling interests	(1,123)	409	2,897	242
Comprehensive income (loss) attributable to Broadstone Net Lease, Inc.	$9,878	$(5,468)	$(32,358)	$(3,318)

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three months ended June 30, 2020 and 2019. Also presented is the weighted average number of shares of our common stock and OP units used for the basic and diluted per share computation:

	For the three months ended		For the six months ended
(in thousands, except per share data)	June 30,		June 30,
	2020	2019	2020	2019
Net income	$17,098	$17,342	$28,946	$32,364
Real property depreciation and amortization	39,899	25,287	71,109	49,597
Gain on sale of real estate	(1,046)	(2,787)	(8,665)	(4,187)
Provision for impairment on investment in rental properties	534	—	2,667	1,017
FFO	$56,485	$39,842	$94,057	$78,791
Capital improvements / reserves	—	(48)	—	(97)
Straight-line rent adjustment	(6,151)	(5,240)	(7,763)	(10,383)
Adjustment to provision for credit losses	(110)	—	(127)	—
Cost of debt extinguishment	—	8	22	721
Amortization of debt issuance costs	821	597	1,709	1,150
Amortization of net mortgage premiums	(37)	(36)	(72)	(71)
Gain on interest rate swaps and other non-cash interest expense	(41)	(41)	(83)	(122)
Amortization of lease intangibles	1,019	(717)	(119)	(1,455)
Internalization expenses	389	272	1,594	272
Severance	—	—	26	—
Change in fair value of earnout liability	(6,321)	—	(2,144)	—
Other losses	2	—	24	—
AFFO	$46,056	$34,637	$87,124	$68,806

Diluted WASO	29,912	24,941	29,482	24,507

Net earnings per share, basic and diluted	$0.57	$0.70	$0.98	$1.32
FFO per diluted share	1.89	1.60	3.19	3.22
AFFO per diluted share	1.54	1.39	2.96	2.81

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO and AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash and non-recurring revenues and expenses, including straight-line rents, contingent earnout expense (income), cost of debt extinguishments, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, realized gains or losses on foreign currency transactions, internalization expenses, extraordinary items, and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. In situations where we have granted short-term rent deferrals as a result of the COVID-19 pandemic, and such deferrals are probable of collection and expected to be repaid within a short term, we will continue to recognize the same amount of GAAP lease revenue each period. Amounts we agreed to defer will remain in accounts receivable until fully repaid. Consistent with GAAP lease revenues, the short-term deferrals associated with COVID-19 will not impact our AFFO.

We further exclude costs or gains recorded on the extinguishment of debt, contingent consideration expense (income), non-cash interest expense and gains, the amortization of debt issuance costs, net mortgage premiums, and lease intangibles, realized gains and losses on foreign currency transactions, and internalization expenses, as these items are not indicative of ongoing operational results. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and, in response to such standardization, we may have to adjust our calculation and characterization of AFFO accordingly.